Exhibit 99.1

Coldwater Creek Announces Fourth Quarter and Fiscal 2009 Results

Sandpoint, Idaho, March 3, 2010 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month and twelve-month periods ended January 30, 2010.

Fourth Quarter 2009 Operating Results

•                  Net sales were $318.4 million, compared with $283.2 million in the fiscal 2008 fourth quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $221.0 million versus $199.7 million in the fiscal 2008 fourth quarter. Comparable premium store sales increased 8.9 percent in the fourth quarter versus the fourth quarter of fiscal 2008.  Direct sales (phone and internet) were $97.3 million, compared with $83.5 million in the same period last year.

•                  Gross profit for the fiscal 2009 fourth quarter was $90.3 million, or 28.4 percent of net sales, compared with $76.0 million, or 26.8 percent of net sales, for the fiscal 2008 fourth quarter. The increase in gross profit was primarily due to an increase in merchandise margin and leverage of occupancy expenses resulting from higher sales.

•                  Selling, general and administrative expenses for the fiscal 2009 fourth quarter were $105.2 million, or 33.0 percent of net sales, compared with $110.3 million, or 38.9 percent of net sales, for the fiscal 2008 fourth quarter. The decrease in selling, general and administrative expenses of approximately $5.1 million was driven by lower employee costs, partially offset by higher marketing expense as compared with the fourth quarter last year.

•                  Operating loss for the fourth quarter was $15.5 million, reflecting an improvement of $18.8 million from an operating loss of $34.3 million for the fiscal 2008 fourth quarter.

•                  Net loss for the fourth quarter was $9.7 million, or $0.11 per share, compared with net loss of $18.6 million, or $0.20 per share, for the fiscal 2008 fourth quarter. Net loss for fourth quarter 2009 included a $0.6 million non-cash charge related to certain premium retail store asset impairments, or approximately $0.01 per share.

Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek, commented, “Our fourth quarter results were significantly ahead of the prior year as we began to see an improvement in our comparable store sales and direct revenue, as well as a modest expansion in merchandise margin. In addition, we continued to focus on expense discipline and ended the quarter with a strong balance sheet. While we are disappointed to report a loss in fiscal 2009, we are confident that we are taking the right steps to position the company for profitability and growth.”

“For fiscal 2010, we expect to improve merchandise margin as we re-balance our assortments, align our pricing with the high quality and fashion inherent in our product lines, and continue to modify our quarterly sale events,” Mr. Pence continued.  “In addition, we have a renewed discipline towards inventory management that is focused on ensuring that our inventory investments are aligned with the current economic conditions. At the same time, we will continue to tightly manage expense and capital investments. We expect these efforts to result in a consistent improvement in our operating results in fiscal year 2010.”

Fiscal Year 2009 Operating Results

•                  Net sales were $1,038.6 million, compared with $1,024.2 million in the twelve months ended January 31, 2009. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $782.4 million versus $751.4 million last year. Direct sales (phone and internet) were $256.2 million, compared with $272.9 million in the same period last year.

•                  Gross profit for fiscal 2009 was $334.3 million, or 32.2 percent of net sales, compared with $350.6 million, or 34.2 percent of net sales, in fiscal 2008. The decline in gross profit was primarily due to lower merchandise margins resulting from increased promotional activity and lower initial markups.

•                  Selling, general and administrative expenses for fiscal 2009 were $378.9 million, or 36.5 percent of net sales, compared with $395.3 million, or 38.6 percent of net sales, for fiscal 2008. The decrease in selling, general and administrative expenses of approximately $16.5 million was primarily related to lower employee costs and reduced marketing expenses as well as other related costs, partially offset by $6.0 million in expenses related to the separation from the Company’s former CEO.

•                  Net loss for fiscal 2009 was $56.1 million, or $0.61 per share, compared with a net loss of $26.0 million, or $0.29 per share, in fiscal 2008.  Results in 2008 include a non-cash charge of $0.9 million after-tax, or $0.01 per share, related to the impairment of certain Coldwater Creek day spa locations.

•                  Net loss for fiscal 2009 included the following: (i) a $25.3 million non-cash income tax charge, or $0.28 per share, related to a valuation allowance against net deferred tax assets; (ii) a $3.8 million after-tax charge, or $0.04 per share, related to the separation from the Company’s former CEO; and (iii) a $0.6 million non-cash charge, or approximately $0.01 per share, related to premium retail store asset impairments.

Income Tax Valuation Allowance

U.S. GAAP requires that we assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In making such judgments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its projected future performance. Consequently, based on available evidence, in particular our three-year historical cumulative losses, we recorded a valuation allowance against our net deferred tax asset in the third quarter of fiscal 2009. The recording of a valuation allowance has no impact on cash and does not preclude the company from utilizing the full amount of the deferred tax asset in future profitable periods.

Balance Sheet Highlights:

•                  Cash totaled $84.7 million, compared with $81.2 million at the end of fiscal 2008.

•                  Premium retail store inventory per square foot, including retail inventory in the distribution center, increased approximately 20.0 percent compared to January 31, 2009.

•                  Total inventory increased to $161.5 million, compared to $135.4 million at the end of fiscal 2008.

•                  Working capital was $98.7 million, compared to $93.0 million as of January 31, 2009.

Store Openings

The Company opened no new premium retail stores during the three-month period ended January 30, 2010, ending the year with 356 premium retail stores.  The Company plans to open approximately 20 new retail stores in fiscal 2010.

Outlook

The Company expects to report a loss in the first quarter of fiscal 2010, however, it expects an improvement over the $0.08 loss per share in the first quarter of fiscal 2009. For fiscal 2010, the company expects to report earnings per share of between $0.08 and $0.12, with the majority of the earnings growth coming in the second half of the year.  This compares to actual fiscal 2009 loss per share of $0.61, which includes costs of $0.33 per share related to the income tax valuation allowance, separation agreement charges, and non-cash asset impairment charges.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, March 3, 2010, at 4:30 p.m. (Eastern) to discuss fiscal 2009 fourth quarter and full year results. To listen to the live Web cast, log on to http://phx.corporate - ir.net/phoenix.zhtml? p=irol-eventDetails&c=92631&eventID=2750365. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday, March 17, 2010. The replay can be accessed by dialing (877) 660-6853 and giving account number 3055 and the passcode 344841. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected financial results for the first fiscal quarter and fiscal year of 2010. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty predicting the effectiveness of promotional discounting, as well as the difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as severe weather, the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our sales and earnings projections will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations occurring after the date of this release.

Contact:

Lyn Walther, Divisional Vice President, Investor Relations

Phone: 208-265-7005

Web site:  www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Statements of Operations:

Net sales	$318,364	$283,229	$1,038,581	$1,024,221
Cost of sales	228,040	207,231	704,300	673,661
Gross profit	90,324	75,998	334,281	350,560
Selling, general and administrative expenses	105,187	110,299	378,852	395,320
Loss on asset impairments	607	—	607	1,452
Loss from operations	(15,470)	(34,301)	(45,178)	(46,212)
Interest, net, and other	(239)	65	(797)	1,508
Loss before income taxes	(15,709)	(34,236)	(45,975)	(44,704)
Income tax provision (benefit)	(6,031)	(15,683)	10,157	(18,741)
Net loss	$(9,678)	$(18,553)	$(56,132)	$(25,963)

Net loss per share - Basic and Diluted	$(0.11)	$(0.20)	$(0.61)	$(0.29)

Weighted average shares outstanding - Basic and Diluted	92,081	91,213	91,597	91,037

Supplemental Data:

	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Operating Statistics:

Catalogs mailed	33,989	27,083	91,365	85,950
Premium retail store count			356	348
Spa store count			9	9
Outlet store count			36	35
Premium retail store square footage			2,108	2,055

	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Segment Net Sales:

Retail	$221,026	$199,702	$782,429	$751,352
Direct	97,338	83,527	256,152	272,869
Total	$318,364	$283,229	$1,038,581	$1,024,221

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	January 30,	January 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$84,650	$81,230
Receivables	5,977	15,991
Inventories	161,546	135,376
Prepaid and other	9,385	11,086
Income taxes recoverable	12,074	14,895
Prepaid and deferred marketing costs	5,867	5,361
Deferred income taxes	6,797	9,792

Total current assets	286,296	273,731

Property and equipment, net	295,012	337,766
Deferred income taxes	—	14,147
Restricted cash	890	1,776
Other	1,184	1,207

Total assets	$583,382	$628,627

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$99,786	$93,355
Accrued liabilities	82,551	82,469
Current deferred marketing fees and revenue sharing	5,215	4,918

Total current liabilities	187,552	180,742

Deferred rents	125,337	137,216
Capital lease and other financing obligations	11,454	13,316
Supplemental Employee Retirement Plan	9,202	7,807
Deferred marketing fees and revenue sharing	7,149	5,823
Deferred income taxes	6,480	—
Other	647	1,227

Total liabilities	347,821	346,131

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,163,597 and 91,264,527 shares issued, respectively	922	913
Additional paid-in capital	124,148	115,921
Accumulated other comprehensive loss	(373)	(1,334)
Retained earnings	110,864	166,996

Total stockholders’ equity	235,561	282,496

Total liabilities and stockholders’ equity	$583,382	$628,627

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Fiscal Year Ended
	January 30,	January 31,
	2010	2009

OPERATING ACTIVITIES:
Net loss	$(56,132)	$(25,963)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	63,721	61,811
Stock-based compensation expense	6,718	4,779
Supplemental Employee Retirement Plan expense	3,011	1,293
Deferred income taxes	22,842	(8,930)
Excess tax benefit from exercises of stock options	(650)	(82)
Net loss on asset dispositions	1,120	405
Loss on asset impairments	607	1,452
Other	211	318
Net change in current assets and liabilities:
Receivables	10,014	12,529
Inventories	(26,170)	4,617
Prepaid and other and income taxes recoverable	3,847	6,199
Prepaid and deferred marketing costs	(506)	8,301
Accounts payable	6,729	23,126
Accrued liabilities	(276)	(7,472)
Income taxes payable	—	—
Change in deferred marketing fees and revenue sharing	1,623	(1,575)
Change in deferred rents	(11,285)	16,353
Other changes in non-current assets and liabilities	(799)	(1,628)
Net cash provided by operating activities	24,625	95,533

INVESTING ACTIVITIES:
Purchase of property and equipment	(21,681)	(81,215)
Proceeds from asset dispositions	58	3,086
Change in restricted cash	886	888
Net cash used in investing activities	(20,737)	(77,241)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	1,223	1,318
Excess tax benefit from exercises of stock options	650	82
Payments on capital lease and other financing obligations	(1,723)	(941)
Credit facility financing costs	(618)	—
Purchase and retirement of treasury stock	—	—
Net cash provided by (used in) financing activities	(468)	459

Net increase in cash and cash equivalents	3,420	18,751
Cash and cash equivalents, beginning	81,230	62,479

Cash and cash equivalents, ending	$84,650	$81,230